EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

     We  have  the  following  two  subsidiaries:

     Enertec Electronics Limited, an Israeli corporation formed on December 31, 1991. This subsidiary is wholly-owned by us.

     Enertec Systems 2001 LTD, an Israeli corporation registered on August 28, 2001. This subsidiary is majority-owned (55%) by us.


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